Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports Record Revenue and $0.72 EPS for FY2007

EXTON, PA - (PR Newswire - First Call) - July 30, 2007) – NASDAQ : WPCS – News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the year ended April 30, 2007. For the year ended April 30, 2007, WPCS reported total revenue of approximately $70.0 million compared to $52.1 million a year ago, which represents an increase of approximately 34%.  For FY2007, the reported net income was approximately $4.6 million or $0.72 per diluted share.  For the same period last year, the reported net loss was approximately $1.6 million or $0.40 per diluted share which included a non-cash charge of approximately $4.1 million related to accounting for warrant liabilities.

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: “FY2007 was a very successful year for WPCS. We achieved record revenue and we also achieved our earnings goal. Along with our outstanding sales results, WPCS strengthened its balance sheet considerably. In addition, we completed four acquisitions which have enhanced our geographic scope and engineering capacity while adding many new customers to our base. We will continue to build on our momentum as we establish our leadership position in specialty communication systems and wireless infrastructure.”

About WPCS International Incorporated:

WPCS International Incorporated provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, integration, structured cabling, electrical contracting, trenching, construction and maintenance for corporations, government entities and educational institutions worldwide.  For more information, please visit our website at www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	April 30,
	2007	2006

REVENUE	$70,000,070	$52,144,575

COSTS AND EXPENSES:
Cost of revenue	47,781,351	38,010,945
Selling, general and administrative expenses	13,244,909	9,191,392
Depreciation and amortization	1,239,486	837,789

Total costs and expenses	62,265,746	48,040,126

OPERATING INCOME (LOSS)	7,734,324	4,104,449

OTHER EXPENSE (INCOME):
Interest expense	496,330	256,022
Interest income	(525,524)	(121,720)
Minority interest	23,099	-
Loss (gain) on change in fair value of warrants	-	4,078,494

INCOME (LOSS) BEFORE INCOME TAX PROVISION	7,740,419	(108,347)

Income tax provision	3,146,818	1,515,773

NET INCOME (LOSS)	$4,593,601	$(1,624,120)

Basic net income (loss) per common share	$0.80	$(0.40)

Diluted net income (loss) per common share	$0.72	$(0.40)

Basic weighted average number of common shares outstanding	5,772,423	4,057,940

Diluted weighted average number of common shares outstanding	6,409,333	4,057,940

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$21,558,739	$12,279,646
Accounts receivable, net of allowance of $98,786 and $104,786 at April 30, 2007 and 2006, respectively	16,560,636	12,141,789
Costs and estimated earnings in excess of billings on uncompleted contracts	2,499,940	1,441,977
Inventory	2,260,082	1,204,540
Prepaid expenses and other current assets	732,043	286,625
Deferred tax assets	54,000	78,000
Total current assets	43,665,440	27,432,577

PROPERTY AND EQUIPMENT, net	5,488,920	1,352,216

OTHER INTANGIBLE ASSETS, net	1,683,349	864,388

GOODWILL	20,469,608	14,239,918

DEBT ISSUANCE COSTS, net	10,000	111,091

DEFERRED TAX ASSETS	111,000	51,000

OTHER ASSETS	263,353	71,128

Total assets	$71,691,670	$44,122,318

	April 30,	April 30,
LIABILITIES AND SHAREHOLDERS' EQUITY	2007	2006

CURRENT LIABILITIES:

Current portion of loans payable	$2,598,872	$231,065
Accounts payable and accrued expenses	6,802,110	4,989,861
Billings in excess of costs and estimated earnings on uncompleted contracts	2,272,688	1,085,312
Deferred revenue	504,458	128,052
Due to shareholders	707,000	381,377
Income taxes payable	433,361	420,066
Deferred tax liabilities	27,000	21,000
Total current liabilities	13,345,489	7,256,733

Borrowings under line of credit	4,454,217	3,000,000
Loans payable, net of current portion	284,016	256,692
Due to shareholders, net of current portion	-	514,623
Deferred tax liabilities	722,000	531,000
Total liabilities	18,805,722	11,559,048

Minority interest in subsidiary	1,353,965	-
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 6,971,698 and 5,264,284 shares issued and outstanding at April 30, 2007 and 2006, respectively	696	526
Additional paid-in capital	47,901,160	33,525,130
Retained earnings (accumulated deficit)	3,631,215	(962,386)
Accumulated other comprehensive loss on translation of currency exchange	(1,088)	-

Total shareholders' equity	51,531,983	32,563,270

Total liabilities and shareholders' equity	$71,691,670	$44,122,318